Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2008, relating to the consolidated financial statements of ShoreTel, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – and interpretation of FASB Statement No. 109, effective July 1, 2007 and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective July 1, 2006) and our report dated September 12, 2008 relating to the effectiveness of ShoreTel, Inc’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of ShoreTel, Inc. for the year ended June 30, 2008.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

February 9, 2009